UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

Delaware	13-3317783

One Hartford Plaza
Hartford, Connecticut	06155

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Depositary Shares each representing a 1/1,000th interest in a share of 6.000% Non-Cumulative Preferred Stock, Series G, $0.01 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form related to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-142044 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) representing interests in 6.000% Non-Cumulative Preferred Stock, Series G (the “Preferred Stock”), which is a series of preferred stock of The Hartford Financial Services Group, Inc. (“The Hartford”). Each Depositary Share represents a 1/1,000th interest in a share of Preferred Stock. The descriptions of the Depositary Shares and the underlying Preferred Stock are contained in The Hartford’s Prospectus, dated July 29, 2016, included in The Hartford’s registration statement on Form S-3 (File No. 333-212778) under the captions “Description of Depositary Shares” and “Description of Capital Stock of The Hartford Financial Services Group, Inc.,” and The Hartford’s Prospectus Supplement with respect to the Depositary Shares, dated October 30, 2018, under the captions “Description of the Depositary Shares” and “Description of the Series G Preferred Stock,” and those sections are incorporated herein by reference. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of The Hartford, as filed with the Delaware Secretary of State on October 20, 2014 (incorporated herein by reference to Exhibit 3.1 to The Hartford’s Current Report on Form 8-K filed October 20, 2014).

3.2	Certificate of Designations with respect to the 6.000% Non-Cumulative Preferred Stock, Series G, of The Hartford, dated October 30, 2018 (incorporated herein by reference to Exhibit 3.1 to The Hartford’s Current Report on Form 8-K filed November 5, 2018).

3.3	Amended and Restated By-Laws of The Hartford, amended effective July 21, 2016 (incorporated herein by reference to Exhibit 3.1 to The Hartford’s Current Report on Form 8-K filed July 21, 2016).

4.1	Deposit Agreement, dated as of November 6, 2018, among The Hartford, The Bank of New York Mellon, as Depositary, and holders from time to time of the Receipts issued thereunder (including form of Depositary Receipt) (incorporated by reference to Exhibit 4.1 to The Hartford’s Current Report on Form 8-K filed November 6, 2018).

4.2	Form of Depositary Receipt for the Depositary Shares (included as Exhibit A to Exhibit 4.1 above).

4.3	Form of 6.000% Non-Cumulative Preferred Stock, Series G Stock Certificate (included as Exhibit A to Exhibit 3.2 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

Dated: November 6, 2018	By:	/s/ Donald C. Hunt
Name: Donald C. Hunt Title: Vice President and Corporate Secretary